Exhibit 5.1

April 14, 2006

Specialized Health Products International, Inc.

585 West 500 South

Bountiful, Utah 84010

Re: Opinion Letter – Registration Statement on Form S-4

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-4 and Amendment Number 1 thereto (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of up to 23,097,984 shares (the “Shares”) of common stock, $0.02 par value, of the Company, to be issued in connection with the proposed merger of Mammoth Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), with and into The Med-Design Corporation, a Delaware corporation (“Med-Design”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 21, 2005, as amended by a First Amendment thereto dated as of March 6, 2006, among the Company, Merger Sub, Med-Design, and Mammoth Acquisition Sub, LLC.

In connection with this opinion, I have examined and relied upon the Registration Statement and the related Prospectus/Proxy Statement, the Company’s Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus/Proxy Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Evans
Paul Evans

General Counsel, Vice President of
Business Development, and Corporate Secretary